                                                                  EXHIBIT 10.5




                          PURCHASE AND SALE AGREEMENT






                                 BY AND BETWEEN

                                  CONOCO INC.

                                      AND

                         MICHAEL PETROLEUM CORPORATION






                           SOUTH CALLAGHAN RANCH AREA
                               WEBB COUNTY, TEXAS

                           PURCHASE AND SALE AGREEMENT

                                TABLE OF CONTENTS

INDEX OF DEFINED TERMS ...............................................   - iii -
LIST OF EXHIBITS .....................................................    - iv -

1.  PROPERTY .........................................................     - 1 -
2.  EXCLUSIONS FROM THE PROPERTY .....................................     - 2 -
3.  CONSIDERATION ....................................................     - 3 -
4.  MICHAEL PRE-ACQUISITION REVIEW ...................................     - 3 -
5.  TITLE DEFECTS IN CONOCO PROPERTY .................................     - 4 -
6.  REMEDIES FOR TITLE DEFECTS .......................................     - 5 -
7.  GAS IMBALANCES FOR CONOCO PROPERTY ...............................     - 5 -
8.  REPRESENTATIONS BY CONOCO .........................................    - 6 -
9.  REPRESENTATIONS BY MICHAEL .......................................     - 6 -
10. CLOSING CONDITIONS ...............................................     - 7 -
11. CLOSING ..........................................................     - 8 -
12. FURTHER ASSURANCES ...............................................     - 9 -
13. EFFECTIVE TIME ...................................................     - 9 -
14. RESERVATIONS AND EXCEPTIONS, .....................................     - 9 -
15. ASSUMPTION OF LIABILITIES AND INDEMNITIES FOR CONOCO PROPERTY.....    - 10 -
16. OWNERSHIP OF PRODUCTION AND HYDROCARBON INVENTORIES ..............    - 11 -
17. CLOSING ADJUSTMENTS TO THE PURCHASE PRICE ........................    - 11 -
18. POST-CLOSING ACCOUNTING ON CONOCO PROPERTY .......................    - 12 -

19. TAXES AND EXPENSES ..........................................     - 13 -
20. CASUALTY LOSS ON CONOCO PROPERTY ............................     - 15 -
21. NOTICES .....................................................     - 15 -
22. DISCLAIMERS/ACKNOWLEDGMENTS FOR CONOCO PROPERTY..............     - 16 -
23. INDEPENDENT EVALUATION ......................................     - 17 -
24. ENVIRONMENTAL ASSESSMENT AND INDEMNIFICATION ................     - 17 -
25. WAIVER OF CONSEQUENTIAL AND PUNITIVE DAMAGES.................     - 19 -
26. PRESS RELEASE ...............................................     - 20 -
27. SURVIVAL ....................................................     - 20 -
28. INTERPRETATION ..............................................     - 20 -
29. GOVERNING LAW ...............................................     - 21 -
30. DISPUTE RESOLUTION ..........................................     - 21 -
31. ENTIRE AGREEMENT; AMENDMENT .................................     - 24 -
32. BINDING EFFECT; ASSIGNMENT ..................................     - 24 -
33. COMPLIANCE AND ENFORCEMENT WAIVERS ..........................     - 24 -
34. THIRD-PARTY BENEFICIARIES ...................................     - 24 -
35. SUCCESSORS AND ASSIGNS ......................................     - 24 -
36. SEVERABILITY ................................................     - 24 -
37. COUNTERPARTS ................................................     - 24 -
38. EXHIBITS ....................................................     - 25 -

                          PURCHASE AND SALE AGREEMENT

                             INDEX OF DEFINED TERMS

Adverse Environmental Conditions.......................     - 17 -
Agreement .............................................      - 1 -
Assumed Obligations ...................................     - 10 -
Business Day ..........................................     - 12 -
Casualty Defect........................................     - 15 -
Claims ................................................     - 10 -
Closing................................................      - 8 -
Closing Date ..........................................      - 8 -
Code ..................................................      - 3 -
Conoco ................................................      - 1 -
Conoco Property........................................      - 1 -
Effective Time ........................................      - 9 -
Environmental Laws ....................................     - 17 -
Excluded Property .....................................      - 2 -
FAA ...................................................     - 22 -
Final Purchase Price ..................................     - 13 -
Final Settlement Date .................................     - 13 -
Final Settlement Statement ............................     - 13 -
Intermediate Settlement Statement .....................     - 12 -
Leases ................................................      - 1 -
Michael ...............................................      - 1 -
NGL's .................................................     - 11 -
NORM ..................................................     - 16 -
Parties ...............................................      - 1 -
Party .................................................      - 1 -
Preliminary Settlement Statement ......................     - 11 -
Property Taxes ........................................     - 14 -
Purchase Price ........................................      - 3 -
Retained Obligations ..................................     - 10 -
South Callaghan Ranch Lands ...........................      - 1 -
South Callaghan Ranch Lease ...........................      - 1 -
Stock Tank Oil ........................................     - 11 -
Title Defect ..........................................      - 4 -

                           PURCHASE AND SALE AGREEMENT

                                LIST OF EXHIBITS

EXHIBIT A-1      Oil and Gas Leases

EXHIBIT A-2      Ownership Interests

EXHIBIT A-3      Purchase Price Allocation

EXHIBIT B        Plat of South Callaghan Ranch Lands

EXHIBIT C-1      Assignment and Bill of Sale

EXHIBIT C-2      South Callaghan Ranch Lease

EXHIBIT D        Contracts

EXHIBIT E        Pending Litigation

EXHIBIT F        Seller's Assignment Notice (Section 1031 Exchange)

EXHIBIT G        Nonforeign Affidavit

EXHIBIT H        AMI Letter Agreement

                           PURCHASE AND SALE AGREEMENT

     THIS AGREEMENT (this "Agreement"), dated February 20, 1998, is by and between CONOCO INC., a Delaware corporation ("Conoco"), and MICHAEL PETROLEUM CORPORATION, a Texas corporation ("Michael"), and is in consideration of Conoco's agreement to sell, and Michael's agreement to buy, certain property described in this Agreement, all pursuant to the terms and conditions of this Agreement. Conoco and Michael may also be referred to herein individually as a "Party" or, collectively, as the "Parties."

     1. PROPERTY. Subject to the terms and conditions set forth hereinafter, and except for the "Excluded Property" as defined in Section 2 below, Conoco agrees to grant or convey to Michael (whichever is applicable as provided for below) the Conoco Property (as defined hereinafter) and Michael agrees to accept the Conoco Property, and tender consideration therefor, in the manner and of the type and amount as hereinafter required. For purposes of this Agreement, "Conoco Property" shall mean, collectively:

     (a) all of Conoco's right, title and interest in, to and under or derived from the oil and gas leases, surface estate, and other interests therein referred to in Exhibit A-1, attached hereto and made a part hereof for all purposes (the "Leases"), insofar and only insofar as the Leases apply to the lands, depths, formations, wellbore rights and/or other rights specified on Exhibit A-1 together with identical interests in and to all property and rights incident thereto, including, without limitation, all wells (whether producing, non-producing or abandoned), water source, water injection and other injection or disposal wells and systems, gathering systems, materials, equipment, personal property, fixtures and facilities located on the Leases or used in connection with the Leases and all of Conoco's rights in, to and under all agreements, unitization agreements, operating agreements, processing agreements, transportation agreements, production sale agreements, leases, permits, rights-of-way, easements, licenses, options and orders identified in Exhibit D, insofar as they pertain to the interests in the Leases transferred to Michael hereunder; and

     (b) a leasehold interest in all of Conoco's right, title and interest in, to and under or derived from the lands depicted on the plat attached hereto as Exhibit B (the "South Callaghan Ranch Lands"), insofar and only insofar as the South Callaghan Ranch Lands cover the interval from the surface of the ground down to 100 feet below the stratigraphic equivalent of the base of the Lobo 6 sand, together with all of Conoco's right, title and interest in and to all wells (whether producing, non-producing or abandoned), water source, water injection and other injection or disposal wells and systems, gathering systems, materials, equipment, personal property, fixtures and facilities located on the South Callaghan Ranch Lands and used in connection with hydrocarbon production from such lands and the above-described depths and all agreements, unitization agreements, operating agreements, processing agreements, transportation agreements, production sale agreements, leases, permits, rights-of-way, easements, licenses, options and orders relating to such lands and above-described depths and identified in Exhibit D, all pursuant to an Oil and Gas Lease from Conoco to Michael in substantially the form of lease attached hereto as Exhibit C-2 (the "South Callaghan Ranch Lease").

     2. EXCLUSIONS FROM THE PROPERTY. The Conoco Property to be conveyed and assigned under this Agreement does not include the following property (collectively, the "Excluded Property"):

     (a) unless the parties otherwise agree in writing and enter into a separate data license agreement, (i) seismic, geological, geochemical, or geophysical data (including cores and other physical samples or materials from wells or tests) belonging to Conoco or licensed from third parties, and (ii) interpretations of seismic, geological, geochemical or geophysical data belonging to Conoco or licensed from third parties;

     (b) Conoco's right, title and interest in any agreements, unitization agreements, operating agreements, processing agreements, transportation agreements, production sale agreements, leases, permits, rights-of-way, easements, licenses, options and orders related to the Conoco Property, to the extent (i) they are attributable and allocable to rights and interests retained by Conoco, (ii) they are non-transferrable, or (iii) they are listed as excluded from the Conoco Property in Exhibit D;

     (c) Conoco's corporate, financial and tax records, legal files and any other records or information that Conoco considers proprietary or confidential, except that Conoco will provide Michael with copies of any tax records that are necessary for Michael's ownership, administration or operation of the Conoco Property after the Effective Time;

     (d) claims of Conoco for refund of or loss carry forwards with respect to
(i) production, windfall profit, severance, ad valorem or any other taxes attributable to any period prior to the Effective Time, (ii) income or franchise taxes, or (iii) any taxes attributable to the excluded items described in this
Section 2;

     (e) all proceeds (including proceeds held in suspense or escrow), benefits, income or revenues attributable to (i) the sale of hydrocarbon production from the Conoco Property prior to the Effective Time, (ii) the sale of natural gas liquids extracted from hydrocarbons produced and saved from the Conoco Property prior to the Effective Time, or (iii) the other excluded items described in this Section 2;

     (f) claims and causes of action arising from acts, omissions or events, or damage or destruction of the Conoco Property before the Effective Time, and all rights, titles, claims and interests of Conoco (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or letter of credit, or (iii) to any insurance or condemnation proceeds or awards;

     (g) all rights, obligations, benefits, awards, judgments, and settlements, if any, applicable to the pending and potential litigation, claims and proceedings listed in Exhibit E for which Conoco retains responsibility after Closing; and

     (h) any pipelines, facilities and equipment located on the Leases or South Callaghan Ranch Lands that are not used or held for use in connection with the development or operation of the Conoco Property or the production of hydrocarbons from the Conoco Property.

  3. CONSIDERATION.

     (a) Purchase Price. As consideration for the Conoco Property, Michael shall pay to Conoco at Closing (as defined hereinafter), the cash sum of TWENTY-THREE MILLION THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($23,300,000) (the "Purchase Price"). The Purchase Price will be subject to the upward and downward adjustments hereafter provided in this Agreement. The Purchase Price will be allocated among the various portions of the Conoco Property and among depreciable assets and nondepreciable assets as provided in Exhibit A-3.

     (b) Reporting Value. Neither Party will take any position in preparing financial statements, tax returns, reports to shareholders or governmental authorities, or otherwise, that is inconsistent with the value assigned to each portion of the Conoco Property in Exhibit A-3, unless the Parties otherwise agree in writing.

     (c) Section 1031 Exchange. Conoco and Michael hereby agree that Conoco will have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)- 1(g)(4)(v) of the Treasury Regulations) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, (the "Code"). If Conoco assigns all or part of its rights under this Agreement pursuant to this Section 3(c), Conoco will notify Michael in writing of such assignment at or before Closing, and Michael agrees to (i) consent to Conoco's assignment of its rights in this Agreement in form attached hereto as Exhibit F, and (ii) pay the Purchase Price into a qualified escrow or qualified trust account at Closing as directed in writing. Conoco and Michael acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary shall not release Conoco from any of Conoco's liabilities and obligations to Michael under this Agreement.

     4. MICHAEL PRE-ACQUISITION REVIEW. Conoco shall make a good-faith effort to give Michael and Michael's authorized representatives, at any reasonable time(s) before Closing, (a) physical access to the wells and other equipment included in the Conoco Property, at Michael's sole risk, cost and expense, for the purpose of inspecting the same, and conducting witnessed tests of production from the wells thereon, (b) access to all production, engineering and other technical data and records, and to all contract, land and lease records, to the extent such data and records are in Conoco's possession and relate to the Conoco Property, and (c) access to all Conoco accounting records pertaining to the Conoco Property for the past three (3) years such that Michael can perform an audit of such records for such three (3) year period prior to the Closing Date; provided, however, Conoco shall have no obligation to provide Michael such access to any data or information which Conoco considers proprietary or confidential, which is not in Conoco's possession, or which access Conoco cannot legally provide Michael because of third-party restrictions.

  5. TITLE DEFECTS IN CONOCO PROPERTY.

     (a) Definition of Title Defect. As used in this Agreement, the term "Title Defect" shall mean a material deficiency in one (or more) of the following respects:

          (i) Conoco's title, as of the Effective Time (as defined hereinafter), as to all or any portion of the Conoco Property, is subject to an outstanding mortgage, deed of trust, lien or encumbrance or other adverse claim which would interfere materially with the ownership, operation, use or value of the Conoco Property;

          (ii) Conoco owns less than the net revenue interest described on Exhibit A-2 or more than the working interest described on Exhibit A-2 without a corresponding increase in net revenue interest;

          (iii) Conoco's rights and interests are subject to being reduced by virtue of the exercise by a third party of any preferential right, reversionary, back-in or other similar right not reflected on Exhibit A-2; and

          (iv) Conoco is in material default under some material provision of a lease, farmout agreement, operating agreement, or other agreement affecting the Conoco Property.

     (b) Notice of Title Defects. Michael shall give Conoco written notice of each Title Defect on or before five (5) days prior to the Closing Date, together with full particulars relating thereto. MICHAEL SHALL BE DEEMED TO HAVE WAIVED ALL TITLE DEFECTS OF WHICH CONOCO HAS NOT BEEN GIVEN TIMELY WRITTEN NOTICE AS PROVIDED IN THIS SECTION 5, SAVE AND EXCEPT CLAIMS BASED UPON A BREACH OF THE LIMITED WARRANTY OF TITLE PROVIDED IN THE ASSIGNMENT AND BILL OF SALE ATTACHED HERETO AS EXHIBIT C-1 AND THE SOUTH CALLAGHAN RANCH LEASE ATTACHED HERETO AS EXHIBIT C-2. HOWEVER, SUCH LIMITED WARRANTY OF TITLE WILL EXTEND ONLY TO TITLE DEFECTS THAT BECOME KNOWN TO MICHAEL AFTER THE CLOSING DATE.

     (c) Interest Additions. Conoco may, by delivery of written notice to Michael on or before five (5) days prior to Closing, request an increase in the Purchase Price for the value of any net revenue interest owned by Conoco in the Conoco Property that is greater than that shown on Exhibit A-2. Any such notice by Conoco shall include all appropriate evidence to substantiate its position. If Conoco and Michael are unable to agree on the amount of the Purchase Price increase for any such increase in Conoco's net revenue interest in the Conoco Property, Conoco at its sole option may either (i) waive any Purchase Price increase for the additional interest, or (ii) terminate this Agreement by giving written notice to Michael prior to the Closing Date, in which event this Agreement shall be of no further force and effect and neither Party shall have any further liability or obligation to the other Party under this Agreement. If any such notice is not timely delivered, Conoco shall have no right to request a Purchase Price increase in connection with the additional interest claimed in the notice.

  6. REMEDIES FOR TITLE DEFECTS.

     (a) Remedies of Title Defects. Upon timely delivery of a notice by Michael of a Title Defect in the Conoco Property under Section 5, Michael and Conoco shall meet, within the period between the date of receipt of such notice and the Closing Date, and may mutually agree to one of the following remedies with respect to the Title Defect: (i) that Conoco shall cure or agree to cure such Title Defect, to the extent agreed upon prior to Closing (provided, however, Conoco shall have no obligation to perform such cure), (ii) that Michael shall accept the interest subject to the Title Defect "AS IS," and release Conoco from all claims related to such Title Defect, (iii) that Conoco shall indemnify Michael against all losses, costs, expenses and liabilities with respect to such Title Defect, or (iv) that Conoco and Michael shall adjust the Purchase Price by an amount equal to the value of such Title Defect, as agreed by Conoco and Michael.

     (b) Termination Rights. Either Party, by written notice to the other Party prior to the Closing Date, shall have the right to terminate this Agreement upon the occurrence of one or more of the following events: (i) if Conoco and Michael are unable to agree prior to the Closing Date on the remedy (including the amount of any Purchase Price adjustment) for any Title Defect of which Conoco has been properly notified as provided in Section 5, or (ii) if the net amount of the Purchase Price adjustments hereunder for Title Defects exceeds ten percent (10%) of the Purchase Price. If either Party exercises its right to terminate this Agreement due to one of the foregoing events, this Agreement will be of no further force and effect and neither Party will have any further liability or obligation to the other Party under this Agreement.

     (c) Post-Closing Reimbursement of Purchase Price Adjustments. If Michael receives a Purchase Price adjustment at Closing on account of a Title Defect, Conoco shall have until June 30, 1998 to cure such Title Defect at Conoco's cost. If by such date Conoco can demonstrate to Michael's reasonable satisfaction that such Title Defect has been cured, then Conoco shall be entitled to reimbursement from Michael for the amount of the Purchase Price adjustment for such Title Defect. Michael shall pay such amount to Conoco within fifteen (15) Business Days of the date Conoco demonstrates to Michael's reasonable satisfaction that such Title Defect has been cured.

     (d) Exclusive Remedy. The remedies set forth in this Section 6 are the exclusive remedies under this Agreement for all Title Defect matters known to Michael on or before the Closing Date, and, except as provided in this Section 6, Conoco shall have no liability to Michael with respect to such Title Defects in the Conoco Property. Conoco's limited warranty of title in the conveyance instruments for the Conoco Property will be the exclusive remedy for any Title Defects in the Conoco Property that become known to Michael after the Closing Date.

  7. GAS IMBALANCES FOR CONOCO PROPERTY. Michael shall assume all gas imbalances that may exist with respect to production from the Conoco Property, regardless of whether any such gas imbalances are attributable to production from the Conoco Property before or after the Effective Time. There will be no increase or decrease in the Purchase Price for any such gas imbalances. On and after Closing, all rights and obligations with respect to all such gas imbalances will be an Assumed Obligation of Michael.

  8. REPRESENTATIONS BY CONOCO. Conoco represents to Michael, each of which representations shall survive Closing, that as of the date of this Agreement and as of Closing:

     (a) Due Organization. Conoco is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and is duly qualified to do business in the State of Texas and has satisfied all state bonding requirements, if any.

     (b) Corporate Power. Conoco has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, (i) any provision of its charter or bylaws or (ii) any agreement or instrument to which it is a party or is bound (except for preferential rights to purchase, maintenance of uniform interests, and required third party consents to assignment, if any).

     (c) Duly Executed. This Agreement has been duly executed and delivered on behalf of Conoco, and at Closing all documents and instruments required hereunder to be executed and delivered by it shall have been duly executed and delivered and the transactions contemplated hereby shall have been duly and validly authorized by all requisite corporate action.

     (d) No Restraining Litigation. There are no pending or, to the best of Conoco's knowledge without further investigation, threatened claims, lawsuits, administrative proceedings, or governmental investigations or inquiries involving Conoco's right to consummate the sale contemplated hereunder.

     (e) Broker's Fees. Conoco has incurred no liability, contingent or otherwise, for broker's or finder's fees in respect of this Agreement or the transactions contemplated hereby for which Michael shall have any responsibility whatsoever.

  9. REPRESENTATIONS BY MICHAEL. Michael represents to Conoco, each of which representations shall survive Closing, that as of the date of this Agreement and as of Closing:

     (a) Due Organization. Michael is a corporation duly organized, validly existing, and in good standing under the laws of the state of Texas and is duly qualified to do business in the State of Texas and has satisfied all state bonding requirements, if any.

     (b) Corporate Power. Michael has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations under this Agreement. The consummation of the transactions contemplated by this

Agreement will not violate, nor be in conflict with, (i) any provision of its charter or bylaws or (ii) any agreement or instrument to which it is a party or is bound.

     (c) Duly Executed. This Agreement has been duly executed and delivered on behalf of Michael, and at Closing, all documents and instruments required hereunder to be executed and delivered by it shall have been duly executed and delivered and the transactions contemplated hereby shall have been duly and validly authorized by all requisite corporate action.

     (d) No Restraining Litigation. There are no pending or, to the best of Michael's knowledge without further investigation, threatened claims, lawsuits, administrative proceedings, or governmental investigations or inquiries involving Michael's right to consummate the sale contemplated hereunder.

     (e) Broker's Fees. Michael has incurred no liability, contingent or otherwise, for broker's or finder's fees in respect of this Agreement or the transactions contemplated hereby for which Conoco shall have any responsibility whatsoever.

     (f) Securities Laws and Other Dealings. Michael has complied with all federal and state securities laws applicable to the sale of the Conoco Property and will comply with such laws if it subsequently disposes of all or any part of the Conoco Property. Michael is acquiring the Conoco Property for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. Section 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities. Except for traditional mortgage financing from reputable financial institutions or corporate debt securities offerings, Michael has not sought or solicited, nor is Michael participating with, investors, partners or other third parties in order to fund the Purchase Price and to close this transaction, and all funds used by Michael in connection with this transaction are Michael's own funds.

  10. CLOSING CONDITIONS. Conoco and Michael will not be obligated to close the transaction described in this Agreement, and will each have the right to terminate this Agreement, unless each of the conditions to its performance set forth in this Section 10 is satisfied as of the Closing Date, or it waives in whole or part any such condition to its performance that is unsatisfied as of the Closing Date. If a Party elects to terminate this Agreement because a condition to its performance is not satisfied, the terminating Party must give the other Party written notice of termination on or before the Closing Date, after which this Agreement will be of no further force and effect and neither Party will have any further obligation to conclude the transfer of the Conoco Property under this Agreement. The inclusion in this Agreement of conditions to Conoco's and Michael's obligations at Closing shall not, in and of itself, constitute a covenant of either Conoco or Michael to satisfy the conditions to the other Party's obligations at Closing.

     (a) Representations and Warranties. Prior to Closing, Conoco and Michael will each give the other prompt written notice of any matter known to them that materially affects any of the representations or warranties under this Agreement, or renders any such warranty or representation untrue or inaccurate. Conoco will not be obligated to close if, as of the Closing Date, any matter represented or warranted in this Agreement by Michael is untrue, inaccurate or is misleading in any material respect. Michael will not be obligated to close if, as of the Closing Date, any matter represented or warranted in this Agreement by Conoco is untrue, inaccurate or is misleading in any material respect.

     (b) Performance of Obligations. Conoco will not be obligated to close if, as of the Closing Date, Michael has not performed all obligations under this Agreement that Michael is required to perform on or before Closing. Michael will not be obligated to close if, as of the Closing Date, Conoco has not performed all obligations under this Agreement that Conoco is required to perform on or before Closing.

     (c) Legal Proceedings. Neither Party will be obligated to close if, as of the Closing Date, any suit or other proceeding is pending or threatened before any court or governmental agency seeking substantial damages in connection with or seeking to restrain, materially impair or prohibit, the transaction that is the subject of this Agreement.

     (d) Termination of Agreement. Neither Party will be obligated to close if, as of the Closing Date, either Party has exercised a right to terminate this Agreement under any provision of this Agreement.

  11. CLOSING. Closing shall occur on or before March 31, 1998, or at such other date as may be agreed by the Parties or as provided by this Agreement (the "Closing Date"), at the offices of Conoco in Houston, Texas, or at such other place as Michael and Conoco may agree. "Closing" shall mean (a) the granting or conveyance of the Conoco Property to Michael; (b) the complete satisfaction by the Parties of the obligations of consideration under Section 3 above, and (c) the transfer of the possession of the Conoco Property to Michael. At Closing, the following will occur:

     (a) Consideration. Michael shall make payment of the Purchase Price, as adjusted, by wire transfer in immediately available funds to an account or accounts to be designated by Conoco. Prior to Closing, Conoco will notify Michael of the amounts to be deposited in each designated account.

     (b) Grant or Conveyance. Conoco will grant or convey, as the case may be, the Conoco Property to Michael by executing and delivering the Assignment and Bill of Sale in substantially the form attached hereto as Exhibit C-1 and the South Callaghan Ranch Lease in substantially the form attached hereto as Exhibit C-2.

     (c) Non-foreign Affidavits. Conoco shall execute and deliver to Michael a Non-Foreign Affidavit, in substantially the form attached hereto as Exhibit G.

     (d) Possession. Conoco shall (subject to the terms of any applicable agreements and to the other provisions hereof) deliver to Michael exclusive possession of the Conoco Property, effective as of the Effective Time.

     (e) Records of Conoco Property. Originals (or copies with respect to the South Callaghan Ranch Lands) of all books, records and files in the possession of Conoco pertaining to the Conoco Property, including, without limitation, all well files, correspondence, geological and engineering information (other than those constituting part of the Excluded Property), shall be made available for delivery to Michael at Conoco's offices where currently maintained, within thirty (30) days after the Closing. Conoco shall have the right to retain copies (or originals with respect to the South Callaghan Ranch Lands) of any or all of such books, records and files. Conoco reserves the right to later examine the records and information delivered to Michael pursuant to this
Section 11(e) to the extent such examination is necessary for any relevant business purpose. All information and data shall be furnished as a matter of convenience only to Michael and Michael's reliance on same shall be at Michael's sole risk.

     (f) Other Documents and Actions. Conoco and Michael shall execute and deliver to each other the letter agreement attached hereto as Exhibit H. In addition, Conoco and Michael shall execute and deliver such other instruments and take such other actions as may be required pursuant to the terms of this Agreement.

  12. FURTHER ASSURANCES. After the Closing, each of the Parties shall execute, acknowledge and deliver to the other such further instruments, and take such other actions as may be reasonably necessary to carry out the provisions of this Agreement, including, without limitation, all division orders, transfer orders and all other documents necessary to fully vest in the Parties the rights, obligations and benefits acquired pursuant to this Agreement. To the extent that Conoco's production sale contracts are transferrable, Michael shall assume all responsibility for notifying the purchasers of oil and gas production, and such other designated persons who may be responsible for disbursing payments for the purchase of such production, of the transfer of ownership of the Conoco Property. In connection therewith, Conoco shall provide Michael with a complete list of all purchasers of oil, gas and condensate production from the Conoco Property no later than five (5) days prior to the Closing. Michael shall take all actions necessary to effectuate the transfer of such payments to Michael as of the Effective Time.

  13. EFFECTIVE TIME. The grant and conveyance of the Conoco Property from Conoco to Michael shall be effective as of January 1, 1998, at 7:00 a.m. Central Standard Time (the "Effective Time").

  14. RESERVATIONS AND EXCEPTIONS. Conoco and Michael each agree that the transfer of the Conoco Property is made subject to all reservations, exceptions, limitations, contracts and other burdens or instruments which are of record or of which the Parties had actual or constructive notice affecting such properties, including any matter included or referenced in the materials made available by each Party to the other.

  15. ASSUMPTION OF LIABILITIES AND INDEMNITIES FOR CONOCO PROPERTY. As used in this Section 15 and the other provisions of this Agreement, "Claims" shall mean claims, demands, causes of action, liabilities, damages, penalties and judgments of any kind or character and all costs and fees (including reasonable attorneys' fees) paid or incurred in connection therewith.

     (A) ON AND AFTER CLOSING, MICHAEL SHALL (I) ASSUME, AND BE RESPONSIBLE FOR AND COMPLY WITH, ALL DUTIES AND OBLIGATIONS OF CONOCO, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONOCO PROPERTY ARISING ON OR AFTER THE EFFECTIVE TIME, INCLUDING, WITHOUT LIMITATION, THOSE ARISING UNDER OR BY VIRTUE OF ANY LEASE, CONTRACT, AGREEMENT, DOCUMENT, PERMIT, APPLICABLE STATUTE OR RULE, REGULATION OR ORDER OF ANY GOVERNMENTAL AUTHORITY (SPECIFICALLY INCLUDING, WITHOUT LIMITATION, ANY GOVERNMENTAL REQUEST OR REQUIREMENT TO PLUG, RE-PLUG AND/OR ABANDON ANY WELL OF WHATSOEVER TYPE, STATUS OR CLASSIFICATION, WHETHER NOW EXISTING OR HEREAFTER ARISING OR ACCRUING AND WHETHER SUCH WELLS ARE ACTIVE, INACTIVE, IDLE, OR HAVE BEEN PREVIOUSLY ABANDONED AS OF THE EFFECTIVE TIME, AND/OR TAKE ANY CLEAN-UP OR OTHER ACTION WITH RESPECT TO THE CONOCO PROPERTY), (II) PAY AND DISCHARGE ALL COSTS, EXPENSES AND OBLIGATIONS RELATING TO THE CONOCO PROPERTY THAT ACCRUE ON AND AFTER THE EFFECTIVE TIME, SUBJECT TO THE POST-CLOSING ADJUSTMENTS PROVIDED FOR IN SECTIONS 17 AND 18 HEREOF, (III) BE RESPONSIBLE FOR ANY AND ALL CLAIMS ARISING OUT OF THE PRODUCTION OR SALE OF HYDROCARBONS FROM THE CONOCO PROPERTY (INCLUDING WITHOUT LIMITATION THE PROPER ACCOUNTING AND PAYMENT TO PARTIES FOR THEIR INTERESTS THEREIN), INSOFAR AS SUCH CLAIMS RELATE TO PERIODS OF TIME AFTER THE EFFECTIVE TIME, (IV) ASSUME THE LIABILITIES AND OBLIGATIONS WITH RESPECT TO THE OWNERSHIP OR OPERATION OF THE CONOCO PROPERTIES PRIOR TO THE EFFECTIVE TIME SPECIFICALLY SET FORTH IN SECTIONS 22 AND 24 OF THIS AGREEMENT OR ANY OTHER PROVISION OF THIS AGREEMENT AS BEING ASSUMED BY MICHAEL (THE MATTERS IN SUBSECTIONS (I) THROUGH (IV) COLLECTIVELY BEING THE "ASSUMED OBLIGATIONS"). MICHAEL SHALL DEFEND, INDEMNIFY AND HOLD CONOCO AND ITS PREDECESSORS IN INTEREST HARMLESS FROM ANY AND ALL CLAIMS TO OR BY THIRD PARTIES RELATING TO OR ARISING OUT OF MICHAEL's "ASSUMED OBLIGATIONS" UNDER THIS AGREEMENT.

     (B) ON AND AFTER CLOSING, CONOCO SHALL CONTINUE TO BE RESPONSIBLE FOR ALL DUTIES, OBLIGATIONS, COSTS, AND EXPENSES RELATING TO CONOCO'S OWNERSHIP OF THE CONOCO PROPERTY PRIOR TO THE EFFECTIVE TIME (INCLUDING WITHOUT LIMITATION THE MATTERS DESCRIBED IN SUBSECTIONS (A)(I) THROUGH (A)(III) ABOVE INSOFAR AS THEY RELATE TO PERIODS PRIOR To THE EFFECTIVE TIME), TO THE EXTENT THEY ARE NOT EXPRESSLY ASSUMED BY MICHAEL UNDER SUBSECTION (A)(IV) ABOVE (THE "RETAINED OBLIGATIONS"). CONOCO SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS MICHAEL FROM ANY AND ALL CLAIMS TO OR BY THIRD PARTIES RELATING TO OR ARISING OUT OF CONOCO'S "RETAINED OBLIGATIONS" UNDER THIS AGREEMENT.

     (C) UNLESS THIS AGREEMENT EXPRESSLY PROVIDES TO THE CONTRARY, THE INDEMNITIES SET FORTH IN THIS AGREEMENT APPLY REGARDLESS OF WHETHER: (I) THE INDEMNIFIED PARTY (OR ANY EMPLOYEE, AGENT, CONTRACTOR, SUCCESSOR OR ASSIGN OF THE

INDEMNIFIED PARTY) CAUSES, IN WHOLE OR PART, AN INDEMNIFIED CLAIM; (II) AN INDEMNIFIED CLAIM ARISES OUT OF OR RESULTS FROM THE INDEMNIFIED PARTY'S (OR AN EMPLOYEE'S, AGENT'S, CONTRACTOR'S, SUCCESSOR'S OR ASSIGN'S) SOLE OR CONCURRENT NEGLIGENCE; (III) THE INDEMNIFIED PARTY (OR ANY EMPLOYEE, AGENT, CONTRACTOR, SUCCESSOR OR ASSIGN OF THE INDEMNIFIED PARTY) IS DEEMED TO BE STRICTLY LIABLE, IN WHOLE OR PART, FOR AN INDEMNIFIED CLAIM; OR (IV) ANY PART OF AN INDEMNIFIED CLAIM IS THE RESULT OF THE IMPOSITION OF PUNITIVE DAMAGES. ALL INDEMNITIES SET FORTH IN THIS AGREEMENT EXTEND TO THE OFFICERS, DIRECTORS, EMPLOYEES AND AFFILIATES OF THE PARTY INDEMNIFIED, AND COVER THE ACTS AND OMISSIONS OF THE OFFICERS, DIRECTORS, EMPLOYEES, CONTRACTORS, SUCCESSORS AND ASSIGNS OF THE INDEMNIFYING PARTY.

     (D) EACH INDEMNIFIED PARTY HEREUNDER AGREES THAT UPON ITS DISCOVERY OF FACTS GIVING RISE TO A CLAIM FOR INDEMNITY UNDER THE PROVISIONS OF THIS AGREEMENT, INCLUDING RECEIPT BY IT OF ANY CLAIM, JUDICIAL OR OTHERWISE, BY ANY THIRD PARTY WITH RESPECT TO ANY MATTER AS TO WHICH IT IS ENTITLED TO INDEMNITY UNDER THE PROVISIONS OF THIS AGREEMENT, IT WILL GIVE PROMPT NOTICE THEREOF IN WRITING TO THE INDEMNIFYING PARTY, TOGETHER WITH A STATEMENT OF SUCH INFORMATION RESPECTING ANY OF THE FOREGOING AS IT SHALL THEN HAVE. SUCH NOTICE SHALL INCLUDE A FORMAL DEMAND FOR INDEMNIFICATION UNDER THIS AGREEMENT. THE INDEMNIFIED PARTY SHALL AFFORD THE INDEMNIFYING PARTY A REASONABLE OPPORTUNITY TO PAY, SETTLE OR CONTEST THE CLAIM AT THE INDEMNIFYING PARTY'S EXPENSE. HOWEVER, IF THE INDEMNIFYING PARTY FAILS TO PROMPTLY ASSUME THE DEFENSE OF THE CLAIM AFTER RECEIVING NOTICE OF THE CLAIM FROM THE INDEMNIFIED PARTY, THE INDEMNIFIED PARTY SHALL BE ENTITLED TO PAY, SETTLE OR CONTEST THE CLAIM WITHOUT WAIVING ITS RIGHT TO INDEMNIFICATION UNDER THIS AGREEMENT.

  16. OWNERSHIP OF PRODUCTION AND HYDROCARBON INVENTORIES. All proceeds (including proceeds held in suspense or escrow) from the sale of production actually sold and delivered by Conoco prior to the Effective Time and attributable to the Conoco Property shall belong to Conoco, and all proceeds from the sale of production actually sold and delivered after the Effective Time and attributable to the Conoco Property shall belong to Michael. In addition, all unsold oil, condensate or liquid hydrocarbons (collectively, the "Stock Tank Oil") in storage on the Conoco Property at the Effective Time shall belong to Michael, and there shall be no increase in the Purchase Price for the value of the Stock Tank Oil. Proceeds from the sale of natural gas liquids ("NGL's") extracted from production from the Conoco Property before the Effective Time will belong to Conoco, and proceeds from the sale of NGL's extracted from production from the Conoco Property after the Effective Time will belong to Michael.

  17. CLOSING ADJUSTMENTS TO THE PURCHASE PRICE

     (a) Preliminary Settlement Statement. At Closing, the Purchase Price will be adjusted as set forth in this Section 17. No later than three (3) Business Days prior to Closing, Conoco will provide Michael a preliminary settlement statement identifying all adjustments to the Purchase Price to be made at Closing (the "Preliminary Settlement Statement "). Conoco and

Michael acknowledge that some items in the Preliminary Settlement Statement may be estimates or otherwise subject to change in the final settlement statement for the Property to be prepared pursuant to Section 18. The term "Business Day" means any day which is not a Saturday, Sunday or legal holiday recognized by banking institutions in the State of Texas.

     (b) Upward Adjustments. The Purchase Price will be increased by the following expenses and revenues related to the Conoco Property:

         (i) to the extent paid or incurred by Conoco, all actual production expenses, operating expenses, overhead charges under applicable operating agreements, capital expenditures, and other costs and expenses relating to the ownership or operation of the Conoco Property (including royalties, minimum royalties, rentals, and prepaid charges), to the extent they are attributable to the period from and after the Effective Time;

         (ii) any proceeds from the sale of hydrocarbon production and other income from the Conoco Property received by Michael, to the extent attributable to the period before the Effective Time;

         (iii) any other increases in the Purchase Price specified in this Agreement or otherwise agreed in writing between Conoco and Michael prior to or at Closing.

     (c) Downward Adjustments. The Purchase Price will be decreased by the following expenses and revenues related to the Conoco Property:

         (i) to the extent paid or incurred by Michael, all actual production expenses, operating expenses, overhead charges under applicable operating agreements, capital expenditures, and other costs and expenses relating to the ownership or operation of the Conoco Property (including royalties, minimum royalties, rentals, and prepaid charges), to the extent they are attributable to the period before the Effective Time; provided, that, Michael shall not pay any such costs exceeding $5,000 without Conoco's prior written consent;

         (ii) any proceeds from the sale of hydrocarbon production (before deduction of any royalties under the applicable pricing provisions on any oil, gas and gas plant liquids sales and processing agreements) and other income received by Conoco, to the extent attributable to the Conoco Property and the period from and after the Effective Time;

         (iii) any other decreases in the Purchase Price specified in this Agreement or otherwise agreed in writing between Conoco and Michael prior to or at Closing.

  18. POST-CLOSING ACCOUNTING ON CONOCO PROPERTY.

     (a) Determination of Final Purchase Price. As soon as practicable after the Closing, Conoco shall prepare and deliver to Michael, in accordance with this Agreement and generally accepted accounting principles, a statement (the "Intermediate Settlement Statement") setting forth for the Conoco Property each adjustment or payment that was not finally determined as of the Closing in connection with the Conoco Property and showing the calculation of such adjustments to the Purchase Price. As soon as practicable after receipt of the Intermediate Settlement Statement, Michael shall deliver to Conoco a written report containing any changes that Michael proposes be made to such Intermediate Settlement Statement. The Parties undertake to agree with respect to such Intermediate Settlement Statement no later than 90 days after the Closing Date, such agreement constituting and to be embodied in a "Final Settlement Statement" and to establish the "Final Purchase Price," and the date upon which the Final Purchase Price is established to be the "Final Settlement Date." In the event Michael and Conoco are unable to mutually agree upon the amount of the Final Settlement Statement in connection with the Conoco Property, an audit shall be conducted by a mutually agreed upon accounting firm. Michael and Conoco agree to be bound by the findings of such audit, insofar as the Final Settlement Statement amount is concerned, and each shall bear one half of all expenses associated with such audit. In the event that (a) the Final Purchase Price is more than the amount paid at Closing, Michael shall pay to Conoco the amount of such difference, or (b) the Final Purchase Price is less than the amount paid at Closing, Conoco shall pay to Michael the amount of such difference, in either event by wire transfer in immediately available funds, or, if the amount of such difference is less than $25,000, by corporate check, within 10 Business Days after the amount due is finally determined.

     (b) Post-Closing Joint Interest Audit Adjustments. In connection with the Conoco Property, Conoco shall be responsible for the settlement of all joint billing audits which relate to accounting periods prior to the Effective Time and Michael shall be responsible for the settlement of all joint billing audits which relate to accounting periods after the Effective Time. Any credits received by Michael after the Effective Time attributable to expenses paid by Conoco for periods prior to the Effective Time on behalf of the Conoco Property shall be promptly reimbursed to Conoco by Michael. Any credits received by Conoco after the Effective Time attributable to expenses paid by Michael for periods after the Effective Time on behalf of the Conoco Property shall be promptly reimbursed to Michael by Conoco.

     (c) Other Post-Closing Revenues and Expenses. After the determination of the Final Purchase Price under this Section 18, (i) if either Party receives revenues that belong to the other Party under this Agreement, the Party receiving the revenues agrees to promptly remit those revenues to the other Party, and (ii) if either Party pays expenses that are the responsibility of the other Party under this Agreement, the Party on whose behalf the expenses were paid agrees to promptly reimburse the other Party for the expenses paid on its behalf upon receiving satisfactory evidence of such payment. However, neither Party will be obligated to reimburse the other Party for any such expense in excess of $5,000 unless it has been consulted about that expense prior to payment and has authorized such payment, unless that payment was required by a government agency or other government entity.

  19. TAXES AND EXPENSES.

     (a) Recording Expenses. Michael shall pay for all recording, filing and transfer fees, stamps and taxes in connection with the recording of the conveyance documents and the transfer of the Conoco Property pursuant to this Agreement, all other state and federal transfer documents, and any other instruments that must be filed to effectuate the transfer of the Property.

     (b) Ad Valorem, Real Property and Personal Property Taxes. All Ad Valorem Taxes, Real Property Taxes, Personal Property Taxes, and similar obligations ("Property Taxes") on the Conoco Property are Conoco's obligation for periods before the Effective Time and Michael's obligation for periods after the Effective Time. If Property Taxes for the current tax year have not been assessed and paid as of the Closing Date, Michael shall file all required reports and returns incident to the Property Taxes and pay the Property Taxes for the current tax year and subsequent periods. Conoco will reimburse Michael promptly for Conoco's proportionate share of these taxes, prorated as of the Effective Time, upon receipt of evidence of Michael's payment of the taxes. If Property Taxes for the current tax year have been assessed and paid as of the Closing Date, Michael will reimburse Conoco for its proportionate share of these taxes, prorated as of the Effective Time, as a closing adjustment to the Purchase Price, as provided in Section 17 of this Agreement.

     (c) Severance Taxes. Conoco shall bear and pay all severance, production, excise or other taxes measured by hydrocarbon production from the Conoco Property, or the receipt of proceeds therefrom, to the extent attributable to production from the Conoco Property before the Effective Time. Michael shall bear and pay all such taxes on production from the Conoco Property on and after the Effective Time. Conoco shall withhold and pay on behalf of Michael all such taxes on production from the Conoco Property between the Effective Time and the Closing Date, and the amount of any such payment shall be reimbursed to Conoco as a closing adjustment to the Purchase Price pursuant to Section 17. If either Party pays taxes owed by the other Party, upon receipt of evidence of payment the non-paying Party will reimburse the paying Party promptly for its proportionate share of such taxes.

     (d) Tax and Financial Reporting.

         (i) IRS Form 8594. If the parties mutually agree that a filing of Form 8594 is required, the parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation of the value of the Conoco Property.

         (ii) Financial Reporting. Conoco and Michael agree to furnish to each other at Closing or as soon thereafter as practicable any and all information and documents reasonably required to comply with tax and financial reporting requirements and audits.

         (iii) Intangible Drilling Cost Recapture. Conoco and Michael agree to furnish to each other, at Closing or as soon as practicable thereafter, data relative to deductions claimed, pursuant to Section 263(c) of the Internal Revenue Code of 1986, for intangible drilling costs related to the Conoco Property, and any other relevant data to allow each Party to calculate the carryover intangible drilling costs associated with the Conoco Property that is subject to potential recapture under Section 1254(a) of the Internal Revenue Code of 1986.

     (e) Sales and Use Taxes. The Purchase Price excludes any sales taxes or other taxes in connection with the sale of the Conoco Property. Michael shall be responsible for and pay all federal, state, or local sales, transfer, gross proceeds, use and similar taxes incident or applicable to or caused by the transfer of the Conoco Property to Michael under this Agreement. If Conoco is required to pay such sales, use or similar taxes on behalf of Michael, Michael will reimburse Conoco at Closing for all sales and use taxes due and payable on the transfer of the Conoco Property to Michael.

     (f) Income Taxes. Each Party shall be responsible for its own state and federal income taxes, if any, as may result from this transaction.

     (g) Incidental Expenses. Each party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including its own consultants' fees, attorneys' fees, accountants' fees, and other similar costs and expenses.

  20. CASUALTY LOSS ON CONOCO PROPERTY. If prior to the Closing all or any portion of the Conoco Property is substantially damaged or destroyed by fire or other casualty ("Casualty Defect"), Conoco shall notify Michael promptly after Conoco learns of such event. Conoco shall have the right, but not the obligation, to cure the Casualty Defect by repairing such damage or, in the case of personal property or fixtures, replacing them with equivalent items, no later than Closing, all to Michael's reasonable satisfaction. If any uncured Casualty Defect exists at the Closing, the Purchase Price shall be reduced by the aggregate reduction in the value of the Conoco Property on account of such uncured Casualty Defect as determined by the mutual agreement of the Parties. If
(i) the Parties fail for any reason to agree prior to the Closing as to the amount of any Purchase Price adjustment on account of any uncured Casualty Defects, or (ii) the amount of such downward adjustment of the Purchase Price at Closing exceeds twenty percent (20%) of the Purchase Price, then either Party upon written notice to the other Party shall have the right to terminate this Agreement, in which event this Agreement shall be of no further force and effect and neither Party shall have any further liability or obligation to the other Party under this Agreement.

  21. NOTICES. All communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been fully made if actually delivered, or if mailed by registered or certified mail, postage prepaid, or if sent by telecopy to the address as set forth below:

      CONOCO                        MICHAEL
      ------                        -------
      Conoco Inc.                   Michael Petroleum Corporation
      600 North Dairy Ashford       13101 Northwest Freeway
      P.0. Box 2197                 Suite 320
      Houston, Texas 77079          Houston, Texas 77040
      Attn: Don DeLozier            Attn: Glenn D. Hart
      Telecopy: (281) 293-5088      Telecopy: (713) 895-0320

Any Party, by written notice to the other, may change the address or the individual to which or to whom notices are to be sent under this Agreement.

  22. DISCLAIMERS/ACKNOWLEDGMENTS FOR CONOCO PROPERTY.

     (a) NO WARRANTY, EXPRESS OR IMPLIED. CONVEYANCE OF THE CONOCO PROPERTY SHALL BE WITHOUT WARRANTY OF TITLE OF ANY KIND, EXPRESS OR IMPLIED, EXCEPT BY, THROUGH OR UNDER CONOCO, BUT NOT OTHERWISE. CONVEYANCE OF THE CONOCO PROPERTY SHALL BE WITHOUT WARRANTY WHATSOEVER, EXPRESS, STATUTORY, OR IMPLIED, AS TO DESCRIPTION, PHYSICAL CONDITION OF THE CONOCO PROPERTY (INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL CONDITION OF THE CONOCO PROPERTY), QUALITY, VALUE, FITNESS FOR PURPOSE, MERCHANTABILITY, OR OTHERWISE. Michael shall satisfy itself, prior to the Closing, as to the type, condition, quality and extent of the property and property interests which comprise the Conoco Property they are receiving pursuant to this Agreement and under this sale. Michael shall have the right of full substitution and subrogation to any and all rights and actions of which Conoco has or may have against any and all preceding owners or vendors of the Conoco Property other than affiliates of Conoco.

     (b) Acknowledgments of Michael at Closing. By closing on the transaction provided for in this Agreement, Michael shall be deemed to have acknowledged and does hereby acknowledge and admit that: (i) Michael has been given the opportunity to adequately inspect the Conoco Property for all purposes prior to Closing; (ii) Michael is aware that the Conoco Property has been used for the exploration, development, production, treating and transporting of oil, gas and other hydrocarbon products and that physical changes may have occurred as a result of such use and that Conoco has disclosed, and Michael is further aware, that there exists the possibility that there could exist on the Conoco Property as a result of such use or uses one or more detrimental environmental conditions (including without limitation naturally occurring radioactive material or "NORM"), or that there could have occurred from such use or uses one or more releases of hazardous substances (as defined in CERCLA or RCRA) or releases of chemical substances into, or other pollution or contamination of or into, the ambient air, surface water, ground water, or land surface and subsurface strata of any real property included in the Conoco Property and of contiguous, or a series of contiguous, real properties not associated with the Conoco Property;
(iii) Michael has entered into this Agreement on the basis of its own investigation of the physical condition of the Conoco Property and the land related thereto (including the environmental condition of the Conoco Property); and (iv) MICHAEL, WITH FULL KNOWLEDGE OF THE FOREGOING AFTER CONDUCTING THE ABOVE DESCRIBED INVESTIGATION AND EVALUATION, IS ACQUIRING THE CONOCO PROPERTY ON A "WHERE IS" AND "AS IS" BASIS; AND MICHAEL, BY ACQUIRING THE CONOCO PROPERTY ON A "WHERE IS" AND "AS IS" BASIS WAIVES ANY CLAIMS OR OTHER RIGHTS OF INDEMNIFICATION, CONTRIBUTION OR RECOURSE IT MAY HAVE AGAINST OR FROM CONOCO WITH RESPECT TO THE CONDITION OF THE CONOCO PROPERTY, INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL CONDITION OF THE CONOCO PROPERTY AND DAMAGE TO NATURAL RESOURCES ASSOCIATED WITH THE CONOCO PROPERTY (INCLUDING ANY LIABILITY UNDER CERCLA OR OTHER ENVIRONMENTAL LAWS), WHETHER CONTRACT, TORT OR STATUTORY IN

NATURE, REGARDLESS OF THE NEGLIGENCE, FAULT OR STRICT (STATUTORY) LIABILITY OF CONOCO.

  23. INDEPENDENT EVALUATION. Michael represents that it has made an independent evaluation of the Conoco Property, and acknowledges that Conoco has made no statements or representations concerning the present or future value of the anticipated income, costs, or profits, if any, to be derived from such property, the physical or environmental condition of such property, the quantity and quality of any oil and gas or other minerals that may be produced from such property, or any other matter with respect to such property and THAT CONOCO NEITHER IMPLIEDLY NOR EXPRESSLY WARRANTS THE DESCRIPTION, TITLE, VALUE, QUALITY, PHYSICAL CONDITION OF SUCH PROPERTY (INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL CONDITION OF SUCH PROPERTY), MERCHANTABILITY, OR FITNESS FOR PURPOSE OF ANY OF SUCH PROPERTIES OR THE WELLS, EQUIPMENT, PIPELINE FACILITIES, OR OTHER PROPERTY LOCATED THEREON OR USED IN CONNECTION THEREWITH. Michael further acknowledges that, in entering into this Agreement, they have relied solely upon its independent examination of the Conoco Property and public records relating to such property and its independent estimates, computations, evaluations, reports and studies based thereon and has not relied on any representation or statement made by Conoco. All information and data furnished to Michael is believed by Conoco to be accurate and correct to the best of its knowledge without investigation; however, CONOCO MAKES NO WARRANTY OR REPRESENTATION AS TO THE ACCURACY, COMPLETENESS, MATERIALITY OR CORRECTNESS OF ANY INFORMATION FURNISHED TO MICHAEL. ANY RELIANCE BY MICHAEL ON SUCH INFORMATION IS AT MICHAEL'S SOLE RISK AND CONOCO SHALL HAVE NO LIABILITY WHATSOEVER TO MICHAEL IN CONNECTION THEREWITH.

  24. ENVIRONMENTAL ASSESSMENT AND INDEMNIFICATION.

     (a) Definition of Adverse Environmental Condition. "Adverse Environmental Conditions" shall mean any individual contamination or condition that would require $50,000 or more of out-of-pocket costs and expenses to remedy and that is in violation of the Environmental Laws (as hereafter defined), resulting from any discharge, release, disposal, production, storage, treatment, or any other activities on, in or from the Conoco Property, or the migration or transportation from other lands to the Conoco Property, prior to the Closing Date, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances that are subject to regulation under any laws, rules or regulations relating to the protection of health or the environment, including, without limitation, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act and the Oil Pollution Act of 1990, as well as any state and local regulation or law governing the same, similar or related matters, all as may have been or be amended from time to time (collectively, "Environmental Laws"). The term "Adverse Environmental Conditions" also shall include any such individual contamination or condition Of the Conoco Property that would require $50,000 or more of out-of-pocket costs and expenses to remedy that is only temporarily authorized by law, permit, fee agreement or other arrangement.

     (b) Pre-Closing Remedies. Michael shall promptly notify Conoco in writing of any Adverse Environmental Condition that becomes known to Michael prior to Closing as a result of Michael's investigation of the Conoco Property and the estimated costs for remediating any such conditions which are located on the Conoco Property. Michael will be deemed to have waived any claim against Conoco with respect to any Adverse Environmental Condition known to Michael prior to Closing and about which Michael fails to notify Conoco in writing prior to Closing. Michael shall provide such information regarding any such Adverse Environmental Conditions as Conoco may reasonably request. If Conoco receives notice from Michael prior to Closing of any Adverse Environmental Condition, Michael shall have the right to request a reduction in the Purchase Price equal to the cost and expense of remediating the Adverse Environmental Condition to Michael's reasonable satisfaction, the amount of which shall be mutually agreed to by Conoco and Michael. If Conoco and Michael agree on the amount of a Purchase Price reduction for an Adverse Environmental Condition, such reduction shall be made at Closing. Any Adverse Environmental Condition for which Michael receives a Purchase Price reduction shall become an Assumed Obligation of Michael at Closing and Conoco shall have no further liability or obligation in connection with such Adverse Environmental Condition. However, if (i) the Parties are unable to agree on a Purchase Price reduction for any such Adverse Environmental Condition, or (ii) the agreed cost of remedying all such Adverse Environmental Conditions exceeds 3% of the Purchase Price, either Conoco or Michael shall have the right to terminate this Agreement, in which event this Agreement shall be of no further force and effect and neither Party shall have any further liability or obligation to the other Party under this Agreement.

     (c) Post-Closing Remedies. If Michael notifies Conoco after Closing but on or before one hundred and eighty (180) days following the Closing Date regarding any Adverse Environmental Condition that became known to Michael after Closing, Conoco shall reimburse Michael for all costs and expenses incurred by Michael in remediating Such Adverse Environmental Condition, the amount of which shall be mutually agreed to by Conoco and Michael. Upon receiving the agreed payment from Conoco in connection with any such Adverse Environmental Condition, such Adverse Environmental Condition shall become an Assumed Obligation of Michael and Conoco shall have no further liability or obligation to Michael in connection with such Adverse Environmental Condition. If Conoco and Michael are unable to agree on the extent of any such Adverse Environmental Condition or on the remediation costs associated with any such Adverse Environmental Condition, then the extent of such Adverse Environmental Condition (if disputed) and/or the remediation costs and expenses for which Conoco shall be responsible shall be determined by binding arbitration in accordance with Section 30 of this Agreement. Conoco shall have no liability or obligation to Michael under this Agreement (i) for any Adverse Environmental Condition regarding which Conoco does not receive timely written notice on or before one hundred and eighty (180) days following the Closing Date (and all such Adverse Environmental Conditions shall become Assumed Obligations of Michael), or (ii) for any costs and expenses of remediating Adverse

Environmental Conditions of which Conoco has been properly notified pursuant to this Section 24(c) in excess of $1,000,000.

     (d) Indemnity. Except for any costs or expenses for which Michael is entitled to a Purchase Price reduction under Sections 24(b) or for which Michael is entitled to reimbursement under Section 24(c), if the Closing hereunder occurs, Michael shall indemnify, defend and hold Conoco harmless from and against any and all Claims arising out of or relating to any discharge, release, disposal, production, storage, treatment or any other activities on, in or from the Conoco Property, or the migration or transportation from any other lands to the Conoco Property, whether before or after the Effective Time, of any wastes, pollutants, contaminants, hazardous materials, or materials or substances that are presently, or become in the future, subject to regulation under Environmental Laws, whether such Environmental Laws are presently existing or are hereafter enacted, INCLUDING, WITHOUT LIMITATION, ANY SUCH CLAIMS ARISING IN WHOLE OR IN PART FROM THE SOLE OR CONCURRENT NEGLIGENCE OR GROSS NEGLIGENCE OR STRICT LIABILITY OF CONOCO. The foregoing indemnity shall not be applicable to Claims arising out of or relating to activities on the South Callaghan Ranch Lands after the date such lands have reverted back to Conoco pursuant to the South Callaghan Ranch Lease.

     (e) Exclusive Remedy. The remedies set forth in this Section 24 are the exclusive remedies between the Parties with respect to the environmental condition of the Conoco Property, and Conoco will have no liability or obligation to Michael with respect to the environmental condition of the Conoco Property except as set forth in this Section 24.

     (f) Proportionate Reduction. If Conoco is the owner of less than 100% of the mineral interest or working interest in any portion of the Conoco Property that may be subject to an Adverse Environmental Condition for which a Purchase Price reduction or cost and expense reimbursement is due under this Agreement, the Parties shall proportionately reduce the amount due under this Agreement in connection with any such Adverse Environmental Condition to reflect Conoco's proportionate ownership interest in the affected property.

  25. WAIVER OF CONSEQUENTIAL AND PUNITIVE DAMAGES. NEITHER MICHAEL NOR
CONOCO SHALL BE ENTITLED TO RECOVER FROM THE OTHER, RESPECTIVELY, AND EACH PARTY RELEASES THE OTHER PARTY FROM, ANY LOSSES, COSTS, EXPENSES, OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT ANY AMOUNT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES SUFFERED BY SUCH PARTY. MICHAEL AND CONOCO BOTH WAIVE, AND RELEASE THE OTHER FROM ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT; PROVIDED, HOWEVER, ANY SUCH DAMAGES RECOVERED BY A THIRD PARTY (OTHER THAN SUBSIDIARIES, AFFILIATES OR PARENTS OR A PARTY) FOR WHICH A PARTY OWES THE OTHER PARTY AN INDEMNITY UNDER THIS AGREEMENT SHALL NOT BE WAIVED.

  26. PRESS RELEASE. There shall be no press release or public communication concerning this purchase and sale by either Party except with the written consent of the Party not originating said release or communication, with the exception being those reports reasonably required by applicable state or federal law or regulations.

  27. SURVIVAL. The representations, warranties and agreements contained in this Agreement and in any certificate or other instrument delivered by or on behalf of either Party pursuant to this Agreement shall survive the Closing and shall be unaffected by any investigation made by the other Party. All representations and warranties contained in this Agreement (including without limitation those in Sections 8 and 9) are exclusive, and are given in lieu of all other representations and warranties, express, implied, or statutory.

  28. INTERPRETATION. The Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes to have been jointly prepared by the Parties, and shall not be construed against any one Party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting or execution of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates. In construing this Agreement, the following principles will apply.

     (a) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

     (b) The word "includes" and its derivatives means "includes, but is not limited to" and corresponding derivative expressions.

     (c) Defined terms in this Agreement are denoted by quotation marks and underlining. A defined term has its defined meaning throughout this Agreement and each Appendix, Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

     (d) If there is any conflict or inconsistency between the provisions of the main body of this Agreement and the provisions of any Appendix, Exhibit, Schedule or executed conveyance document, the provisions of this Agreement shall take precedence. If there is any conflict between the provisions of any pro forma conveyance document or other transaction documents attached to this Agreement as an Appendix, Exhibit or Schedule and the provisions of any conveyance documents and other transaction documents actually executed by the parties, the provisions of the executed conveyance documents and other executed transaction documents shall take precedence.

     (e) The omission of certain provisions of this Agreement from the conveyance documents does not constitute a conflict or inconsistency between this Agreement and the conveyance documents, and will not effect a merger of the omitted provisions. To the fullest extent permitted by law, all provisions of this Agreement are hereby deemed incorporated into the conveyance documents by reference.

     (f) Unless otherwise indicated, all references to Sections or Exhibits in this Agreement refer to the Sections and Exhibits of this Agreement. The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting or otherwise affect the meaning of this Agreement.

     (g) The plural shall be deemed to include the singular, and vice versa.

  29. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS-OF-LAW RULE THAT MIGHT APPLY THE LAW OF ANOTHER JURISDICTION. TO THE EXTENT APPLICABLE, THE PARTIES WAIVE THE PROVISIONS OF THE "TEXAS DECEPTIVE PRACTICES ACT," OTHER THAN SECTION
17.555 THEREOF WHICH MAY NOT BE WAIVED.

  30. DISPUTE RESOLUTION.

     (a) CONOCO AND MICHAEL SHALL ATTEMPT IN GOOD FAITH TO RESOLVE ANY CONTROVERSY OR DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT PROMPTLY BY NEGOTIATIONS BETWEEN THEMSELVES. THE NEGOTIATION PROCESS MAY BE STARTED BY THE GIVING OF WRITTEN NOTICE BY EITHER PARTY TO THE OTHER PARTY IN ACCORDANCE WITH THE TERMS OF SECTION 21 HEREOF. IN THE EVENT THAT EITHER PARTY DESIRES THE INVOLVEMENT OF A MEDIATOR TO FACILITATE THE NEGOTIATIONS, THEN IT SHALL GIVE WRITTEN NOTICE THEREOF, AND THE PARTIES AGREE, ADDITIONALLY, TO NEGOTIATE IN GOOD FAITH TO SELECT AN INDEPENDENT MEDIATOR TO FACILITATE THE NEGOTIATIONS AND TO CONDUCT UP TO EIGHT CONSECUTIVE HOURS OF NON-BINDING MEDIATED NEGOTIATIONS IN HOUSTON, TEXAS WITHIN 30 DAYS AFTER THE NOTICE REQUESTING INVOLVEMENT OF A MEDIATOR IS FIRST SENT. IF, WITHIN 10 DAYS AFTER THE NOTICE REQUESTING A MEDIATOR, THE PARTIES ARE NOT ABLE TO AGREE UPON A MEDIATOR, THEN EITHER PARTY MAY SEEK THE APPOINTMENT OF A MEDIATOR UNDER SUB-PARAGRAPH 30(D).

     (b) NO ARBITRATION MAY BE COMMENCED BY EITHER PARTY UNLESS AND UNTIL A GOOD FAITH EFFORT HAS BEEN MADE TO CONDUCT NEGOTIATIONS AND, IF REQUESTED BY A PARTY, A MEDIATION IN COMPLIANCE WITH THE FOREGOING PARAGRAPH. IF A CONTROVERSY OR DISPUTE IS NOT RESOLVED AFTER GOOD FAITH EFFORTS TO CONDUCT THE NEGOTIATION AND MEDIATION PROCESS DESCRIBED ABOVE, THEN, UPON NOTICE BY EITHER PARTY TO THE OTHER PARTY (AN "ARBITRATION NOTICE"), THE CONTROVERSY OR DISPUTE SHALL BE SUBMITTED TO FINAL, BINDING ARBITRATION UNDER THE FOLLOWING PROVISIONS.

     (c) AN ARBITRATION NOTICE SHALL DESCRIBE THE CONTROVERSY OR DISPUTE TO BE SUBMITTED TO ARBITRATION AND SHALL NAME ONE ARBITRATOR. WITHIN THIRTY (30) DAYS AFTER THE RECEIPT OF SUCH NOTICE, THE OTHER PARTY SHALL BY WRITTEN RESPONSE DESCRIBE ANY ADDITIONAL CONTROVERSY OR DISPUTE TO BE SUBMITTED AND SHALL NAME A SECOND ARBITRATOR. IF SUCH PARTY FAILS TO TIMELY NAME A SECOND ARBITRATOR, THE PARTY FIRST GIVING THE ARBITRATION NOTICE MAY BY FURTHER WRITTEN NOTICE NAME THE SECOND. THE TWO ARBITRATORS SO APPOINTED SHALL NAME

A THIRD ARBITRATOR, WHO SHALL BE INDEPENDENT AND IMPARTIAL AND WHO, LIKE THE TWO ARBITRATORS SO APPOINTED, SHALL BE QUALIFIED, BY KNOWLEDGE AND EXPERIENCE (WITH EACH HAVING A MINIMUM OF 10 YEARS OIL AND GAS EXPERIENCE), TO DETERMINE THE CONTROVERSY OR DISPUTE SUBMITTED. IF THE TWO APPOINTED ARBITRATORS FAIL TO TIMELY NAME A THIRD ARBITRATOR, THEN EITHER PARTY MAY SEEK THE APPOINTMENT OF A THIRD UNDER SUB-PARAGRAPH 30(D).

     (d) IF THE PARTIES ARE UNABLE TO AGREE UPON A MEDIATOR OR THE PARTIES' APPOINTED ARBITRATORS ARE UNABLE TO SELECT A THIRD ARBITRATOR, THEN EITHER PARTY MAY SEEK THE APPOINTMENT OF A MEDIATOR OR A THIRD ARBITRATOR AS FOLLOWS. EITHER PARTY MAY REQUEST THE JUDGE OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION, HAVING GREATEST TENURE BUT NOT ON SENIOR STATUS TO APPOINT A MEDIATOR OR THIRD ARBITRATOR, WHO SHALL BE INDEPENDENT AND IMPARTIAL AND QUALIFIED TO DETERMINE THE MATTERS SUBMITTED IN THAT JUDGE'S SOLE OPINION. IF THAT JUDGE FAILS, WITHIN THIRTY (30) DAYS OF SUBMISSION OF THE REQUEST, TO APPOINT A MEDIATOR OR THIRD ARBITRATOR, THEN EITHER PARTY MAY MAKE THE SAME REQUEST TO THE JUDGE OF THAT COURT WITH THE NEXT GREATEST TENURE, AND SO ON, UNTIL THE MEDIATOR IS APPOINTED AND THE PANEL OF ARBITRATORS IS CONSTITUTED. IF, PRIOR TO RENDERING A DECISION, AN ARBITRATOR RESIGNS OR BECOMES UNABLE TO SERVE, HE SHALL BE REPLACED AS FOLLOWS. IF HE WAS ONE OF THE TWO ARBITRATORS APPOINTED BY THE PARTIES, THE PARTY THAT NAMED HIM SHALL NAME HIS REPLACEMENT; PROVIDED, HOWEVER, THAT IF HIS REPLACEMENT IS NOT NAMED WITHIN FIFTEEN (15) DAYS, THE OTHER PARTY SHALL NAME HIS REPLACEMENT. IF HE WAS THE THIRD ARBITRATOR SELECTED BY THE TWO ARBITRATORS NAMED BY THE PARTIES, THOSE TWO ARBITRATORS SHALL NAME HIS REPLACEMENT; PROVIDED, HOWEVER, THAT IF THEY FALL TO AGREE ON HIS REPLACEMENT WITHIN FIFTEEN (15) DAYS, EITHER PARTY MAY FOLLOW THE PROCEDURE SPECIFIED IN THIS SUBPARAGRAPH (d).

     (e) THE ARBITRATION SHALL OCCUR IN HOUSTON, TEXAS AND SHALL BE CONDUCTED IN ACCORDANCE WITH THE AMERICAN ARBITRATION ASSOCIATION'S COMMERCIAL ARBITRATION RULES IN EFFECT AT THE TIME OF THE ARBITRATION NOTICE (THE "RULES"). THE PARTIES AGREE THAT THEY WILL FAITHFULLY OBSERVE THIS AGREEMENT AND THE RULES AND THAT THEY WILL ABIDE BY AND PERFORM ANY FINAL AWARD RENDERED BY THE ARBITRATORS. ADDITIONALLY, THE ARBITRATION SHALL BE CONDUCTED IN A MANNER CONSISTENT WITH THE FEDERAL ARBITRATION ACT, 9 U.S.C. SECTIONS 1 ET SEQ. (THE "FAA") OR CONSISTENT WITH THE SAME PRINCIPLES ENUNCIATED IN THE FAA IN THE EVENT IT MAY NOT BE TECHNICALLY APPLICABLE; PROVIDED, HOWEVER, THAT RULES ESTABLISHED UNDER THE FAA THAT THE PARTIES CANNOT ELECT AS APPLICABLE IF THE FAA IS NOT TECHNICALLY APPLICABLE, SUCH AS PROCEDURAL RULES CONCERNING ENFORCEMENT OF AWARDS, ACCESS TO THE COURTS, PROCEDURES FOR REVIEW, AND MATTERS CONCERNING SUBJECT MATTER JURISDICTION, SHALL NOT BE BINDING IF THE FAA IS NOT TECHNICALLY APPLICABLE. THE CONTROVERSY OR DISPUTE SUBMITTED SHALL BE RESOLVED BY THE DECISION OF A MAJORITY OF THE PANEL OF ARBITRATORS. THE AWARD OR JUDGMENT OF THE PANEL SHALL BE FINAL AND BINDING ON THE PARTIES AND JUDGMENT UPON THE AWARD OR JUDGMENT OF THE PANEL MAY BE ENTERED AND ENFORCED IN ANY COURT HAVING JURISDICTION. NO LITIGATION OR OTHER JUDICIAL PROCEEDING MAY EVER BE INITIATED AT ANY TIME IN ANY COURT FOR THE PURPOSE OF ADJUDICATING, INTERPRETING, OR ENFORCING THE RIGHTS OR OBLIGATIONS OF THE PARTIES TO THIS AGREEMENT, OR TO DETERMINE THE VALIDITY OF OR ADJUDICATE A CLAIM OF BREACH OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS PROHIBITION SHALL NOT APPLY TO LITIGATION OR OTHER JUDICIAL PROCEEDINGS UNDERTAKEN TO SEEK ENFORCEMENT OF THE PARTIES' AGREEMENT TO ARBITRATE

OR TO ENFORCE ANY ARBITRATION AWARD OR SEEK REVIEW OR ANY ARBITRATION AWARD. REVIEW OF SUCH ARBITRATION AWARD SHALL BE PERMITTED ONLY ON GROUNDS THAT (i) THE AWARD WAS PROCURED BY CORRUPTION, FRAUD, OR UNDUE MEANS; (ii) THERE WAS EVIDENT PARTIALITY OR CORRUPTION IN THE THIRD APPOINTED ARBITRATOR; (iii) THE PANEL WAS GUILTY OF MISCONDUCT IN REFUSING TO HEAR EVIDENCE PERTINENT AND MATERIAL TO THE CONTROVERSY; (iv) THE PANEL EXCEEDED THEIR POWERS; OR (v) THERE WAS NO AGREEMENT TO ARBITRATE THE MATTER SUBMITTED AND RULED UPON AND THE PARTY AFFECTED DID NOT PARTICIPATE IN THE ARBITRATION HEARING WITHOUT RAISING THE OBJECTION. THE PARTIES EXPRESSLY AGREE THAT AN AWARD SHALL IN NO OTHER RESPECT BE APPEALABLE OR SUBJECT TO REVIEW. IF EITHER PARTY BECOMES THE SUBJECT OF A BANKRUPTCY, RECEIVERSHIP OR OTHER SIMILAR PROCEEDING UNDER THE LAWS OF THE UNITED STATES OF AMERICA, ANY STATE OR COMMONWEALTH OR ANY OTHER NATION OR POLITICAL SUBDIVISION THEREOF, THEN, TO THE EXTENT PERMITTED OR NOT PROHIBITED BY APPLICABLE LAW, ANY FACTUAL OR SUBSTANTIVE LEGAL ISSUES ARISING IN OR DURING THE PENDENCY OF ANY SUCH PROCEEDING SHALL BE SUBJECT TO ALL OF THE FOREGOING MEDIATION AND ARBITRATION PROVISIONS AND SHALL BE RESOLVED, TO THE EXTENT PERMITTED, IN ACCORDANCE THEREWITH. THE AGREEMENTS CONTAINED HEREIN HAVE BEEN GIVEN FOR VALUABLE CONSIDERATION, ARE COUPLED WITH AN INTEREST AND ARE NOT INTENDED TO BE EXECUTORY CONTRACTS. THE FEES AND EXPENSES OF THE MEDIATOR WILL BE SHARED EQUALLY BY THE PARTIES AND THE FEES AND EXPENSES OF THE THIRD ARBITRATOR WILL BE SHARED BY THE PARTIES ON A BASIS DETERMINED TO BE FAIR AND EQUITABLE BY THE PANEL, TAKING INTO ACCOUNT THE RELATIVE FAULT OF EACH PARTY, THE RELATIVE CREDIBILITY AND MERIT OF ALL CLAIMS AND DEFENSES MADE BY EACH PARTY AND THE COOPERATION, SPEED AND EFFICIENCY OF EACH PARTY IN CONDUCTING THE ARBITRATION PROCEEDINGS AND COMPLYING WITH THE RULES AND WITH THE ORDERS AND REQUESTS OF THE PANEL.

     (f) WITHIN 10 DAYS AFTER THE SELECTION OF THE THIRD ARBITRATOR, THE PARTIES AND THEIR COUNSEL WILL APPEAR BEFORE THE PANEL AT A PLACE AND TIME IN HOUSTON, TEXAS AS MAY BE DESIGNATED BY THE PANEL FOR THE PURPOSE OF EACH PARTY MAKING A ONE HOUR OR LESS PRESENTATION AND SUMMARY OF THE CASE. THEREAFTER, THE PANEL WILL SET DATES AND TIMES FOR ADDITIONAL HEARINGS UNTIL THE PROCEEDING IS CONCLUDED. THE DESIRE AND GOAL OF THE PARTIES IS, AND THE PANEL WILL BE ADVISED THAT THEIR GOAL SHOULD BE, TO CONDUCT AND CONCLUDE THE ARBITRATION PROCEEDING AS EXPEDITIOUSLY AS POSSIBLE. IF ANY PARTY OR HIS COUNSEL FAILS, WITHOUT GOOD CAUSE, TO APPEAR AT ANY HEARING, THE PANEL SHALL BE ENTITLED TO REACH A DECISION BASED ON THE EVIDENCE WHICH HAS BEEN PRESENTED TO HIM BY THE OTHER PARTY WHO DID APPEAR.

     (g) ANY ARBITRAL AWARD MAY BE ENFORCED IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PARTIES HEREBY ACCEPT FOR THEMSELVES AND IN RESPECT OF THEIR PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS FOR SAID PURPOSE AND THE PARTIES HEREBY IRREVOCABLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

     (h) THE PANEL WILL HAVE NO AUTHORITY TO AWARD PUNITIVE OR OTHER DAMAGES NOT MEASURED BY THE PREVAILING PARTY'S ACTUAL DAMAGES.

  31. ENTIRE AGREEMENT, AMENDMENT. This Agreement constitutes the entire agreement between the Parties with respect to the subject hereof and shall supersede any prior agreement between the parties, whether written or oral, relating to the subject hereof. This Agreement may be supplemented, altered, amended, modified or revoked by writing only, signed by both Parties.

  32. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Except as provided in Section 3(c), prior to the Closing Date neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, which may be withheld for any reason including convenience.

  33. COMPLIANCE AND ENFORCEMENT WAIVERS. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the Party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect such Party's right to enforce the same. No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

  34. THIRD-PARTY BENEFICIARIES. It is understood and agreed that there shall be no third-party beneficiary of this Agreement, and that the provisions hereof do not impart enforceable rights, benefits, or remedies in anyone who is not a Party or a successor or assignee of a Party hereto.

  35. SUCCESSORS AND ASSIGNS. This Agreement binds and inures to the benefit of the Parties hereto their respective permitted successors and assigns, and all the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement shall be enforceable by the Parties hereto and their respective permitted successors and assigns.

  36. SEVERABILITY. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed modified to the extent necessary to make it valid and enforceable and if it cannot be so modified, it shall be deemed deleted and the remainder of the Agreement shall continue and remain in full force and effect.

  37. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one document.

  38. EXHIBITS. The Appendices, Exhibits and Schedules attached to this Agreement are incorporated into and made a part of this Agreement.

  IN WITNESS WHEREOF, the authorized representatives of Conoco and Michael execute this Agreement on the dates stated below.

CONOCO INC.

By: /s/ S. DON DELOZIER
   -----------------------------
   S. Don DeLozier
   Attorney-in-Fact



MICHAEL PETROLEUM CORPORATION


By: /s/ GLENN D. HART
   -----------------------------
   Glenn D. Hart
   Chief Executive Officer

                                ACKNOWLEDGEMENTS

STATE OF TEXAS           )
                         )
COUNTY OF HARRIS         )

     The foregoing instrument was acknowledged before me this 20th day of February, 1998, by S. Don DeLozier, Attorney-in-Fact of CONOCO INC., a Delaware corporation, on behalf of said corporation.

My commission expires:                  /s/ RICHARD B. HEMINGWAY, JR.
   4-22-2000                            --------------------------------
----------------------                  Notary Public



                                               RICHARD B. HEMINGWAY, JR.
                                                MY COMMISSION EXPIRES
                                                [SEAL] April 22, 2000

STATE OF TEXAS           )
                         )
COUNTY OF HARRIS         )

     The foregoing instrument was acknowledged before me this 20th day of February, 1998, by Glenn D. Hart, Chief Executive Officer of MICHAEL PETROLEUM CORPORATION, a Texas corporation, on behalf of said corporation.


MY COMMISSION
EXPIRES


My commission expires:                  /s/ RICHARD B. HEMINGWAY, JR.
   4-22-2000                            --------------------------------
----------------------                  Notary Public



                                               RICHARD B. HEMINGWAY, JR.
                                                MY COMMISSION EXPIRES
                                                [SEAL] April 22, 2000